Exhibit 99.1

Text of Press Release

WAL«MART

STORES, INC.

(479) 273-4314 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479/273-8446
Jay Fitzsimmons 479/273-6445
Jenifer Webb 479/277-9558

Media Relations Contact
Tom Williams 479/277-0609

Prerecorded Conference Call
402/998-1748

Wal-Mart Reports Record Sales and Earnings

BENTONVILLE, Ark., May 13, 2003 — Wal-Mart Stores, Inc. reported record earnings and sales for the quarter ended April 30, 2003. Total sales were $56.718 billion, an increase of 9.7 percent over the similar prior year quarter. Net income for the quarter was $1.861 billion, a 14.1 percent increase from the $1.631 billion reported in the similar prior year quarter. Earnings per share were $0.42 up from the $0.37 per share reported in the same prior year quarter. These results include the effect of adopting Emerging Issues Task Force Consensus No. 02-16 (EITF 02-16), on accounting for money received from suppliers, which reduced first-quarter 2004 earnings by approximately $101 million after tax ($0.02 per share).

On May 2, 2003, Wal-Mart Stores, Inc. announced that it had entered into an agreement to sell McLane Company, Inc. (“McLane”), a wholly owned subsidiary. The sales amounts disclosed above do not include McLane sales for the comparative periods. If McLane sales were included, the sales increase would be 9.1 percent for the quarter.

Lee Scott, President and CEO said, “I am pleased that our associates achieved record net income of almost $1.9 billion. This was a 14.1 percent increase from the similar prior year period. The Wal-Mart Stores division had another good performance, the SAM’S CLUBS showed significant improvement, and our best performance for the quarter came from our international division.”

Sales were as follows:

(Dollars in billions)

	Quarter Ended Apr. 30
	2003	2002	Percent Change
Wal-Mart	$38.618	$35.418	9.0%
SAM’S CLUB	7.822	7.295	7.2%
International	10.278	8.992	14.3%
Total Company	$56.718	$51.705	9.7%

Total Company comparable sales for the quarter were up 2.2 percent. This is represented by a 2.1 percent comp increase for the Wal-Mart stores and a 2.2 percent comp increase for SAM’S.

Wal-Mart Stores Segment:

For the first quarter, the Wal-Mart Stores segment, including Supercenters, had operating profit (profit before interest, unallocated corporate expenses, and income taxes) of $2.752 billion, an increase of 8.1 percent compared with $2.545 billion for the similar period in the previous year. The increase in operating profit of the Wal-Mart Stores segment includes a $51 million segment effect of adopting EITF 02-16. Had accounting for money received from suppliers been applied in the same manner as the previous year, operating profit of the Wal-Mart segment would have been $2.803 billion, or an increase of 10.1 percent.

SAM’S CLUB Segment:

The SAM’S CLUB segment had an operating profit for the quarter of $204 million, a decrease of 5.6 percent compared with $216 million for the similar period in the previous year. The decrease in operating profit includes a $36 million effect of adopting EITF 02-16. Had accounting for money received from suppliers been applied in the same manner as the previous year, SAM’S CLUB operating profit would have been $240 million, or an 11.1 percent increase.

International Segment:

The International segment had an operating profit of $384 million for the most recent quarter, an increase of 13.3 percent compared with $339 million for the similar period in the previous year. The increase in operating profit includes a $67 million effect of adopting EITF 02-16. Had accounting for money received from suppliers been applied in the same manner as the previous year, operating profit for the International segment would have been $451 million, or an increase of 33.0 percent.

After the earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available at approximately 7:00 am CDT to all investors for approximately 36 hours from the time of the release. You may listen to this call by dialing 402-998-1748. The information included in this release and a transcript of our pre-recorded phone call are available on our website at www.walmartstores.com, news, news releases, sales and summaries.

As of April 30, 2003, the Company had 1,536 Wal-Mart stores, 1,309 Supercenters, 526 SAM’S CLUBS and 51 Neighborhood Markets in the United States. Internationally, the Company operated units in Argentina (11), Brazil (23), Canada (213), China (26), Germany (92), South Korea (15), Mexico (602), Puerto Rico (54) and United Kingdom (259).

Wal-Mart also owns a 35% interest in Seiyu, Ltd. with options to purchase up to 66.7% of that company. Seiyu operates over 400 stores located throughout Japan.

Wal-Mart employs approximately 1.1 million associates in the United States and approximately 300,000 internationally. Its securities are listed on the New York and Pacific stock exchanges under the symbol WMT.

This release contains statements that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements generally can be identified by use of phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other similar words or phrases. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. These statements discuss, among other things, expected growth, future revenues, future cash flows, future performance and the anticipation and expectations of Wal-Mart and its management as to future occurrences and trends. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, interest rate fluctuations and other capital market conditions, and other risks. We discuss certain of these matters more fully in other of our filings with the SEC, including our Annual Report on Form 10-K for our fiscal year 2003, which was filed with the SEC on April 15, 2003; this release should be read in conjunction with our Annual Report on Form 10-K, and together with all our other filings, including Current Reports on Form 8-K, made with the SEC through the date of this report. You are urged to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are made only as of the date of this report and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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WAL-MART STORES, INC., AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in millions except per share data)

	Quarter Ended April 30,
	2003	% to Sales	2002	% to Sales
Net sales	$56,718	100.00%	$51,705	100.00%
Other income-net	506	0.89%	421	0.81%

	57,224	100.89%	52,126	100.81%

Cost of sales	43,918	77.43%	40,136	77.62%
Operating, selling, and general and administrative expenses	10,216	18.01%	9,201	17.80%

Interest costs:
Debt	175	0.31%	223	0.43%
Capital leases	75	0.13%	65	0.13%
Interest income	(38)	(0.07%)	(36)	(0.07%)

	212	0.37%	252	0.49%

Income from continuing operations before income taxes and minority interest	2,878	5.07%	2,537	4.91%

Provision for income taxes	1,006	1.77%	900	1.74%

Income from continuing operations before minority interest	1,872	3.30%	1,637	3.17%

Minority interest	(42)	(0.07%)	(41)	(0.08%)

Income from continuing operations after minority interest and taxes	$1,830	3.23%	$1,596	3.08%
Income from discontinued operation	31	0.05%	35	0.07%

Net Income	$1,861	3.28%	$1,631	3.15%

Net income per share:
Basic and diluted earnings per share
Income from continuing operations	$0.41		$0.36
Income from discontinued operations	0.01		0.01

Basic and diluted earnings per share	$0.42		$0.37

Average number of common shares:
Basic	4,386		4,452
Dilutive	4,395		4,468

Lifo charge	$10		$10

Certain reclassifications have been made to prior periods to conform to current presentations.

WAL-MART STORES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

SUBJECT TO RECLASSIFICATION

(Amounts in millions)

ASSETS	April 30, 2003	April 30, 2002
Current assets
Cash and cash equivalents	$2,468	$2,398
Receivables	985	1,055
Inventories	25,927	22,869
Prepaid expenses and other	824	866
Assets of discontinued operation	1,144	1,339

Total current assets	31,348	28,527

Property, plant and equipment	62,898	54,831
Accumulated depreciation	(13,843)	(11,667)

Net property, plant and equipment	49,055	43,164

Net property under capital leases	3,211	3,133

Net goodwill and other acquired intangible assets	9,390	8,373
Other assets and deferred charges	2,729	1,314

Other assets of discontinued operation	740	723

Total assets	$96,473	$85,234

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Commercial paper	$857	$854
Accounts payable	17,855	15,824
Accrued liabilities	8,363	6,688
Accrued income taxes	1,143	1,339
Long-term debt due within one year	3,545	3,169
Obligations under capital leases due within one year	160	153
Liabilities of discontinued operations	299	599

Total current liabilities	32,222	28,626

Long-term debt	17,939	15,233
Long-term obligations under capital leases	3,000	3,002
Deferred income taxes and other	1,727	1,221
Liabilities of discontinued operations	12	14
Minority interest	1,373	1,192

Shareholders’ equity
Common stock and capital in excess of par value	2,405	2,303
Retained earnings	38,400	35,120
Other accumulated comprehensive income	(605)	(1,477)

Total shareholders’ equity	40,200	35,946

Total liabilities and shareholders’ equity	$96,473	$85,234

Certain reclassifications have been made to prior periods to conform to current presentations.

WAL-MART STORES, INC.

Condensed Consolidated Statements of Cash Flows

Three Months Ended

(Unaudited)

SUBJECT TO RECLASSIFICATION

(Amounts in millions)

	April 30, 2003	April 30, 2002
Cash flows from operating activities:

Net Income from continuing operations	$1,830	$1,596

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	888	774
Decrease in accounts receivable	554	300
Increase in inventories	(1,521)	(818)
Increase in accounts payable	951	616
Decrease in accrued liabilities	(80)	(258)
Other	(8)	(56)

Net cash provided by operating activities of continuing operations	2,614	2,154
Net cash provided by operating activities of discontinued operations	39	20

Net cash provided by operating activities	2,653	2,174

Cash flows from investing activities:
Payments for property, plant, and equipment	(1,996)	(2,045)
Disposal of assets	79	75
Other investing activities	104	13

Net cash used in investing activities of continuing operations	(1,813)	(1,957)
Net cash used in investing activities of discontinued operations	(41)	(22)

Net cash used in investing activities	(1,854)	(1,979)

Cash flows from financing activities:
Increase (decrease) in commercial paper	(1,723)	112
Dividends paid	(395)	(334)
Payment of long-term debt	(996)	(13)
Proceeds from issuance of long-term debt	3,039	514
Purchase of Company stock	(816)	(374)
Other financing activities	(69)	4

Net cash used in financing activities of continuing operations	(960)	(91)
Net cash used in financing activities of discontinued operations	—	—

Net cash used in financing activities	(960)	(91)

Effect of exchange rates on cash	(109)	153

Net increase (decrease) in cash and cash equivalents	(270)	257
Cash and cash equivalents at beginning of year	2,758	2,161

Cash and cash equivalents at end of quarter*	$2,488	$2,418

*	Includes cash and cash equivalents of discontinued operation of $19.6 million and $20.1 million for 2003 and 2002, respectively.

Certain reclassifications have been made to prior periods to conform to current presentations.